Exhibit 99.1

REFINITIV STREETEVENTS

EDITED TRANSCRIPT DOD.OQ - Q2 2020 Diodes Inc Earnings Call

EVENT DATE/TIME: AUGUST 06, 2020 / 9:00PM GMT

EDITED TRANSCRIPT DOD.OQ - Q2 2020 Diodes Inc EV REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

ENT DATEAUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

C O R P O R A T E P A R T I C I P A N T S

Brett R. Whitmire Diodes Incorporated - CFO

Emily Yang Diodes Incorporated - VP of Worldwide Sales & Marketing

Keh-Shew Lu Diodes Incorporated - CEO, President & Chairman

Leanne Sievers

C O N F E R E N C E C A L L P A R T I C I P A N T S

Gary Wade Mobley Wells Fargo Securities, LLC, Research Division - Senior Analyst

Matthew D. Ramsay Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Shawn Matthew Harrison Loop Capital Markets LLC, Research Division - MD

Tristan Gerra Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

P R E S E N T A T I O N

Operator

Ladies and gentlemen, please continue to hold. Your conference call will begin momentarily. Good afternoon, and welcome to Diodes IncorporatedSecond Quarter 2020 Financial Results Conference Call. At this time, all participants are in a listen-only mode. At the conclusion of today's conferencecall, instructions will be given for the question-and-answer session. (Operator Instructions) As a reminder, this conference call is being recordedtoday, Thursday, August 6, 2020.

I would now like to turn the call over to Leanne Sievers of Shelton Group, Investor Relations. Leanne, please go ahead.

Leanne Sievers

Good afternoon, and welcome to Diodes' second quarter 2020 financial results conference call. I'm Leanne Sievers, President of Shelton Group,Diodes' Investor Relations firm. Joining us today are Diodes' Chairman, President, and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Brett Whitmire;Vice President of Worldwide Sales and Marketing, Emily Yang; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I'd like to remind our listeners that the results announced today are preliminary, as there are subject to theCompany finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. Assuch, these results are unaudited and subject to revision until the Company files its Form 10-Q for its second quarter 2020. In addition, management'sprepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additionalforward-looking statements in response to your questions. Therefore, the Company claims the protection of the Safe Harbor for forward-lookingstatements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, andtherefore, we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities and ExchangeCommission, including Forms 10-K and 10-Q.

In addition, any projections as to the Company's future performance represent management's estimates as of today, August 6, 2020. Diodes assumesno obligation to update these projections in the future, as market conditions may or may not change, except to the extent required by applicablelaw. Additionally, the Company's press release and management statements during this conference call will include discussions of certain measuresand financial information in GAAP and non-GAAP terms. Included in the Company's press release are definitions and reconciliations of GAAP tonon-GAAP items, which provide additional details. Also, throughout the Company's press release and management statements during this conferencecall, we refer to net income attributable to common stockholders as GAAP net income. For those of you unable to listen to the entire call at thistime, a recording will be available via webcast for 90 days in the Investor Relations section of Diodes' website at www.diodes.com.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

And now, I'll turn the call over to Diodes' President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Thank you, Leanne. Welcome, everyone. And thank you for joining us today. Second quarter revenue was better than expected, increased 2.8%sequentially, trading by market share gains across all key product groups, due to improving demand and the design win momentum. Additionally,our quarter benefited from strong sequential and year-over-year growth in the consumer market for gaming consoles and IoT devices, as well inthe computing market, as our Pericom IC products continued to gain traction in high-end server storage, data centers, and notebooks, as well asin automotive applications. In fact, our Pericom products achieved the second highest revenue quarter since the acquisition. Our solid resultsreflect our team's ability to maintain a high level of efficiency and productivity, despite the market disruption and delays caused by the COVID-19pandemic. Our performance also serves as a testament to our diversified product portfolio and end markets, as well as solid positioning with along-standing tier one customers.

Although the general market remains uncertain, we believe we're well positioned to continue gaining market share in the third quarter, and areforecasting another quarter of sequential growth. In supporting of this growth, we took the initiative to build internal inventory, which also providesa level of assurance to all customers against possible surprise disruption and shifting demand requirements due to the global pandemic. It isimportant to note that our distributor channel inventory was flat in the quarter and is expected to be within our target range in the third quarter.

In summary, I'm proud of our consistent performance and the financial results achieved during these unprecedented times. Our total solutionssales approach, combined with our past design win momentum, continue to pay dividends for our business as a trusted supplier of the productsto our customers.

With that, let me now turn the call over to Brett to discuss our second quarter financial results and our third quarter 2020 guidance in more detail.

Brett R. Whitmire - Diodes Incorporated - CFO

Thanks, Dr. Lu, and good afternoon, everyone. As part of my financial review today, I will focus my comments on the sequential change for eachof the line items, and we refer you to our press release for a more detailed review of our results, as well as the year-over-year comparisons.

Revenue for the second quarter 2020 was $288.7 million, an increase of 2.8%, as compared to $280.7 in the first quarter 2020.

Gross profit for the second quarter was $101.5 million or 35.2% of revenue, an increase of 5.9 % or 110 basis points, compared to the first quarter2020 of $95.8 million or 34.1% of revenue.

GAAP operating and expenses for the second quarter 2020 were $70.6 million or 24.5% of revenue, and on a non-GAAP basis, were $64.5 millionor 22.3% of revenue, which excluded $4.4 million of acquisition related costs and $1.7 million of Board retirement costs. This compares to non-GAAPoperating expenses in the prior quarter of $65.4 million or 23.3% of revenue.

Total other expense amounted to approximately $4.8 million for the quarter, including $3.6 million of foreign currency loss and $2.7 million andinterest expense, partially offset by $1.3 million of other income and $200,000 of interest income.

Income before taxes and non-controlling interest in the second quarter of 2020 was $26.1 million, compared to $25 million in the previous quarter.

Turning to income taxes, our effective income tax rate for the second quarter was approximately 17.9%.

GAAP net income for the second quarter 2020 was $21 million or $0.40 per diluted share, compared to GAAP net income of $20.2 million or $0.38per diluted share in the first quarter 2020. The share count used to compute GAAP diluted EPS for the second quarter 2020 was 52.6 million shares.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

Non-GAAP adjusted net income in the second quarter was $28.6 million or $0.54 per diluted share, which excluded net of tax $6.3 million ofacquisition related costs and $1.3 million of Board retirement costs. This compares to non-GAAP adjusted net income of $23.9 million or $0.46 perdiluted share in the first quarter 2020.

EBITDA for the second quarter was $55.3 million or 19.2% of revenue, compared to $52.9 million or 18.9% of revenue in the prior quarter.

We have included in the earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA,which provides additional details.

Cash flow generated from operations was $33.1 million for the second quarter 2020. Free cash flow was $16.5 million for the second quarter, whichincludes $16.5 million for capital expenditures. Net cash flow for the second quarter was a positive $283.7 million.

Turning to the balance sheet, at the end of second quarter, cash and cash equivalents plus short-term investments totaled approximately $507million. Working capital was $801 million, and long-term debt including the current portion, was $295 million.

Both our cash and debt balances increased in the quarter as a result of actions we took to prepare for our pending acquisition of Lite-OnSemiconductor, which is expected to close in the second half of this year. As a reminder, on May 31, we secured the financing for the Lite-Onacquisition, consisting of $520 million term loan and a $150 million revolver. We were very pleased to be able to secure the $670 million creditfacility at favorable terms in the midst of the COVID financial crisis.

During the second quarter, we took advantage of the low interest rate environment and started drawing on our credit line to begin purchasingNew Taiwan dollars as a natural hedge against the U.S. dollar, since the transaction will be funded in New Taiwan dollars. As of the end of thequarter, we had borrowed and converted the equivalent of $200 million, resulting in our debt and cash balances increasing accordingly.

In terms of inventory at the end of the second quarter, total inventory days increased slightly to approximate 119 in the quarter, compared to 115last quarter. Finished goods inventory days were 30, compared to 29 in first quarter 2020. Total inventory dollars increased $23.6 million toapproximately $255.8 million, which reflects a $15.4 million increase in finished goods, a $4.8 million increase in work-in-process, and the $3.4million increase in raw materials. As Dr. Lu mentioned, we took the initiative to build internal inventory during the quarter to support our expectedgrowth in third quarter, while also providing a level of assurance to customers against possible supply disruptions related to the uncertaintyassociated with the global pandemic.

Capital expenditures on a cash basis for the second quarter 2020 were $16.5 million or 5.7% of revenue, which remains at the low end of our targetmodel of 5% to 9%.

Now, turning to our outlook. For the third quarter 2020, we expect revenue to increase to approximately $304 million, plus or minus 3%. We expectGAAP gross margin to be 35.5%, plus or minus 1%. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortizationof acquisition-related intangible assets, are expected to be approximately 23% of revenue, plus or minus 1%. We expect non-GAAP net interestexpense to be approximately $1.5 million. Our income tax rate is expected to be 18%, plus or minus 3%, and shares used to calculate diluted EPSfor the third quarter are anticipated to be approximately $52.8 million.

Please note that purchasing accounting adjustments of $3.3 million after tax for Pericom and previous acquisitions are not included in thesenon-GAAP estimates. Also not included is $2.4 million of Lite-On acquisition-related financing costs.

With that said, I now turn the call over to Emily Yang.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Thank you, Brett, and good afternoon. In the second quarter, revenue increased 2.8% quarter-over-quarter, which was at the high end of ourguidance, primarily due to better than expected demand recovery in Asia. Looking more closely at second quarter revenue, POS was up due to

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

strong demand in Asia, increasing more than 15% quarter-over-quarter. Both North America and Europe POS was down due to the factory closureand shelter-in-place mandates that are still largely in place. Distributor inventories in terms of weeks was flat from last quarter and remained slightlyabove our targeted range of 11 to 14 weeks, but we expect distributor inventory to be within our normal range in the near term.

Looking at global sales in the second quarter, Asia represented 77% of revenue, Europe 15%, and North America 8%.

In terms of our end markets, consumer represented 27% of revenue, industrial 22%, communications also 22%, computing 19%, and automotive10% of revenue.

Now, let me review the end markets in greater detail. Beginning with the automotive market, we continue to make great progress in this endmarket, even though the revenue was down 6% sequentially, which is still far less than the decline in the broader automotive market. Automotiverevenue represented 10% of the total revenue compared to 11% last quarter, reflecting the temporary impact of factory closures in North Americaand Europe, due to the pandemic. This was partially offset by the increased demand momentum in Asia, especially our Pericom products. Wecontinue to focus on capturing additional shares with new and existing products for an expanding number of automotive applications. Morespecifically, we saw demand for our new products in Infotainment lighting systems, battery manage systems, communication equipment, powertrain systems, body control modules, and controllers.

In the second quarter, we released the industry's first automotive grade ReDriver, supporting USB Type-C alternative mode. This device is onQualcomm's reference designs for an Infotainment application, which is building tractions for new designs in all regions. To capitalize on theincreasing demand for USB Type-C, Diodes released USB Power Delivery and data-line overvoltage protection products, and designed into bothInfotainment systems and USB chargers.

We also continue to see design wins for our new release DC-DC converters, transistors, and LED drivers for in-vehicle lighting, battery managementsystems, e-bikes, and wireless charger modules that reside in the car console for recharging personal equipment like mobile phones.

Additionally, automotive-grade Hall sensor products continued strong design-in momentum of in power seat applications, while our Super-BarrierRectifiers, Schottky diodes and rectifier have shown solid growth momentum and new design wins with multiple automotive customers acrossthe region.

In the industrial market, we saw the greatest impact from the pandemic with the large number of customer factory shutdowns, primarily in NorthAmerica and in Europe. We are making every effort to assist our customers in the ongoing global fight against COVID-19 by supporting manymedical applications, including diagnostic and tomographic imaging systems, such as ultrasound monitors, X-ray systems, and pulse oximetermonitors. Diodes delivered switching diode products for personal protective equipment used by first responders and healthcare providers, so theycan provide excellent care, whilst still maintaining their own health and safety. Similarly, our MOSFET diodes, crystals, and crystal oscillators havebeen adopted in a number of medical applications ranging from testing equipment to ventilators, especially those to fight COVID-19.

We're also pleased to support green factory automation and efficiency improvement effort with our rectifiers, bridge rectifiers, and protectionproducts in applications, including automated QR scanners, computer numeric controlled machining equipment and robotics. Diodes supportedour customers on various green energy initiatives, including solar cell systems, wind power generator, and the conversion to fully electric vehiclessystems.

In addition, we saw strong momentum for many discrete products and wide VIN LDOs in traditional applications, such as elevators, power supplies,metering, security systems, and DC fans. We also saw solid growth for newly released 18-volt DC-DC converter for building automation projects.

In the consumer market, we continued to achieve solid growth primarily due to strong in Asia for gaming consoles and IoT devices, like intelligentvacuum cleaners and smart speakers. We also continue to secure increasing design wins for quick chargers and USB Type-C applications, eventhough the high-end mobile phone market has slowed. Diodes' new AC-DC charger solutions are well positioned, as they are capable of supportingUSB Type-C Power Delivery, fast charger function, and other fast charging protocols.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

We have also seen strong demand for rectifier, bridge rectifier, and standard linear and logic products in home appliance applications, like airconditioning, vacuum cleaners, smart audio systems, dishwashers, dryers, and washing machines, and automated espresso machines. Additionally,demand for larger size monitors, smart TVs, and IP phones is increasing, and as a result, Diodes is seeing expanding tractions for SBR, Schottky,switching diodes, LED drivers, and controllers, optimized for monitor and TV backlight applications.

Turning to the communication market, as I mentioned previously, smartphone demand has slowed considerably, as a result of the pandemic,contributing to the revenue being down both sequentially and year-over-year. However, video conferencing needs and demand has increaseddramatically, as business travel, educational institutions, conferences, concerts, and exhibitions has become virtual globally. In the hardware designarea, PCI Express 2.0 Packet switches are being deployed as endpoint expansion associated with AI, video, and networking processors. We also sawa wide range of USB Type-C switching and video switching demand for the video conferencing hardware.

Additionally, the global rollout with 5G networks is beginning to create a substantial increase in demand for our TVS and MOSFET products. Speedupgrades and increasing bandwidth needs are also driving demand for 80-volt to 150-volt performance PMOS and 100-volt to 150-volt ultra-lowRdson NMOS in 5G power stations to save power consumption. Diodes saw momentum in both of these areas in the quarter. Our small-size lowcapacitance in TVS products in the small DFN packages provide best-in-class surge performance for Gigabit Ethernet 1000BASE-T POE applications.

Similarly, the smartphone market requires components with thin packages that offer high efficiency and high performance since power density isa key requirement. Diodes' products are well suited for these requirements, and we continue to launch new products leveraging our wafer designcombined with DFN the CSP packaging technology. Our state-of-art MOSFETs for the load switch and battery protection applications are seeingincreasing design-inactivity. In addition, CSP packaged SBR Schottky products experienced further uptake in battery packs during the quarter.

Our Class-D audio amplifier products family has also received multiple design wins in the monitor market for audio application. Additionally, weare seeing increasing demand for high-performance, load switch, with new design wins and volume production in cell phone and PPA applications.Newly released 18-volt DC-DC converters, timing, TVS, and bipolar power transistors are capturing design wins in networking applications likerouter, switch, and RF antennas.

Lastly, in the computing market, revenue increased, as work-from-home mandates drove stronger demand for notebooks, motherboards, servers,and storage applications, in particular for our Pericom product family. As Dr. Lu mentioned, our Pericom products reached the second highestrevenue quarter since the acquisition. In fact, our clock IC and connect ASIC products reached record highs in the quarter. We also secured a numberof new design wins for our high-current LDO product family, power switches, SBR, Schottky products in PC, projector, USB PD, and ATX powerapplications.

The computing segment also continued to drive solid demand for TVS, rectifier, and bridge rectifier products in display and power supply applications.The power block uses PD3333 packaged MOSFETs, and revenue from these devices is also picking up significantly, along with a demand for 600-voltMOSFETs.

In summary, our second quarter results once again demonstrated the resilience of our business and the team's ability to effectively manage throughthe current environment. We are well positioned with customers and have strong design win momentum across a broadened product portfoliothat continues to drive increasing market share and consistent growth for our business.

With that, we'll now open the floor to questions, operator.

Q U E S T I O N S A N D A N S W E R S

Operator

Thank you, ma'am. (Operator Instructions) I show our first question comes from the line of Gary Mobley from Wells Fargo Securities. Please goahead.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Good afternoon, everybody. Thanks for taking my question. Hope everybody's well. I wanted to first start with some questions about Lite-On. Andso, you're obviously taking steps to close that acquisition in the second half of the year, but I think maybe some of your most recent commentswould indicate that you might get the final approval, regulatory approval, for that acquisition maybe later this month, and then a close perhapsin the October timeframe. Is that still your expectation? And then Lite-On obviously is a publicly traded company, so we can see that the revenuehas been trending quite nicely in this COVID environment. But I'm wondering if the profitability assumptions that originally -- there were -- thatyou originally had when you announced the acquisition are still intact. In other words, is it still as accretive as your original expectations?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Well, Gary, let me first -- talking about the status of the antitrust and mention the security approval from the two agency review in China. First sofar, we answer and LSC answer all the questions which were raised by these two agencies. And typically, they give a question, then we will givethem answer, then they come back. Then they will have the review, have the meeting, have the survey. And then for the agency, they ask or theysurvey typically will generate more questions, and then again, they come back to ask us. We'll give them answer, then they will go back to surveythe agents. So, that's typically the process. And until today, we have several weeks without any additional questions to answer. So, we -- until today,we believe we answered all of the questions they have raised. But they still continue surveying the other agency to make sure they have no issuesfor the consolidation; so that's where they are. Now, we really don't know when they're going to be approved because if they have more questionsgenerated by other review agents, then they will come back to ask us. Then they'll go back to the same loop. But the only thing that we can say iswe haven't had any more questions to answer for several weeks now. So, we hope that is a final check, but we don't know. Now, even after theygive us the approval, then you go back to Taiwan for the [detailed] delist process and it takes about two weeks -- I'm sorry, two months of the delistprocess. So, we cannot -- even if they give us the answer, let's say, by the end of this month, we still cannot close the deal until end of October. Sothat's the process, and that's why we say we're hoping we will close it by end of this year or second half of this year. So that's where the status is.And the second question, I think you were talking about the business, the revenue, right?

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

So most of the accretion is expected to come from retiring Diodes shares. But I'm just curious if Lite-On might be more profitable or less profitable,underpinning that original accretion assumption.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Okay. In the past, they actually consolidated the On-Bright business, and On-Bright business is making money. So if you go to look at all their oldfinancial results publications, they show they're making money. But when we make the acquisition, we make an assumption we will not consolidateOn-Bright, and On-Bright will be sold off. And therefore, based on that consolidation, I think we already say we don't use the profit mix by LSC asthe synergy. And we are only looking at, number one, their corporate cost. They would not have the board. They will not have the corporate entity,so we'll have the synergy, by not -- accretive by not having the corporate entity, then we'll assume later on when we're able to loading theirunderloaded manufacturing facility. And that -- from that, we can get some accretion too. So since day one when we propose to purchase LSC, wedo not put in any profit generated by LSC as the synergy or as the accretive factor. And we basically say immediately, short term, we can rid of thecorporate costs. Then from long-term, we think one year, we should be able to loading their product by increase the loading from Diodes, and wecan pull some of loading currently Diodes on-site, loading from outside, we can pull in to LSC. That is the synergy of accretive within one year. Thenfrom the long-term, over one year, then we can make the accretion from products -- we sell their products, we design-in the major customer. Wehave use in their product. And there is so many different kinds of synergies. I think I already addressed that. We have four different kinds of synergieswe can get it. So, based on that, we believe the LSCdeal is pretty accretive for us. Regardless of a financial point of view by taking 15% of stock back,and that is another positive to us.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Okay, I appreciate that, Dr. Lu. I want to press you guys a little bit on the OpEx. And so, based on your guidance for the third quarter, what you'vedone so far in the first half of the year, it looks like your non-GAAP OpEx might be up this year, despite what could be maybe a mid single-digitpercent revenue decline. And so, maybe if you can speak to what you're doing and what you could be doing to rein in that OpEx and what someof the sources might be to why it's trending up, specifically quarter-over-quarter in the third quarter.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Actually, if you look at the OpEx, operational expense, a lot of it is really affected by R&D, up and down R&D, and one of the major reasons is becausePericom product using TSMC or using Global Foundries for the tape out. If you tape out, it's very expensive. It's not like our regular discrete products.Our discrete products, the tape out is very cheap. The Pericom products use a very advanced process, each tape out is $0.5 million or more, andthat -- and we do not want to slow down the R&D for Pericom because if you look at Pericom, having to continue to grow quite well, like Emilytalking about, our second quarter actually is the highest or the second highest revenue after we consolidate or after we merge Pericom company.So you can see that the growth is quite well and this is really done by all the new product generated by the Pericom Group. And those new products,the cost for each tape out is quite expensive. So, it affects us quarterly, sometimes up, sometimes down, and it's just because that R&D cost is amajor issue. From the other SG&A portion, we do not really have any plan to increase. It's still the same thing. As what we do, we only grow half ofthe revenue growth. Now, if the revenue going down like the last two quarters. We are not taking any action to lay off the people, to reduce thesalary. Therefore, our SG&A as a percent may be up, but as a total cost, we tried to keep it flat. Did that answer your question?

Gary Wade Mobley - Wells Fargo Securities, LLC, Research Division - Senior Analyst

Yes, thank you. And I've taken up the time, so I'll relinquish the floor.

Operator

Thank you. Our next question comes from Shawn Harrison from Loop Capital. Please go ahead.

Shawn Matthew Harrison - Loop Capital Markets LLC, Research Division - MD

Hi. Good afternoon, everybody, and my congratulations on the solid results. Emily or Dr. Lu, I hope you'd be able to comment on the work fromhome related strength and kind of the IoT connected device strength that you saw in the quarter. Strong growth in the consumer electronics andcomputing side of it. Just what are you hearing from your customers in terms of the sustainability of that demand in the back half of this year?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

So, Shawn I think -- well, nice to talk to you. I think first of all, if we look at the consumer area, so the IoT related, we're talking about the gameconsoles or the sports health tracker related stuff, we definitely see an upside. And Q3 is usually another stronger quarter for the consumer market,so I think we definitely have confidence that we expect consumer will be other good quarter in Q3. And also, working from home, for the PC andcomputing area, so we see strong growth in Q2, but we also expect that might slow down a little bit, so we expect probably it's going to be morelike a flat quarter for Q3 instead of continue to grow quarter-over-quarter strongly.

Shawn Matthew Harrison - Loop Capital Markets LLC, Research Division - MD

Very helpful. And then Brett, a question on gross margin. I always thought maybe you would have seen a little stronger uplift here into the Septemberquarter. I wonder if maybe some of the inventory you built in the June quarter here is affecting that, or are there other dynamics such as pricing,or product mix, or anything that's affecting kind of the sequential uplift of the gross margin into the September quarter?

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

Brett R. Whitmire - Diodes Incorporated - CFO

Well, one of the things that we are encouraged about is that from a pricing perspective, we're continuing to see the consistency of that, and weare seeing -- a big thing that's driving our improvement in second quarter was the improvement of our utilization, especially in the assembly testin second quarter after the recovery of the extended Coronavirus impact in first quarter. So we're seeing that, and we're seeing a gradual improvementinto third quarter, and that's what we're anticipating. One of the things to keep in mind is that really mid-year last year, the revenue levels we weredriving were still significantly higher. And so, we're still not back at that peak level, although we do anticipate that at some point, but just not inthe near term

Shawn Matthew Harrison - Loop Capital Markets LLC, Research Division - MD

Okay, great. Thank you so much, and once again, my congratulations.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Thank you.

Operator

Thank you. Our next question comes from the line of Matt Ramsay from Cowen. Please go ahead.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Yes, thank you very much. Good afternoon, everyone. Dr. Lu, I wonder if you might talk about the strategic rationale for ramping up inventory.We've heard from a lot of your peer companies about strength, particularly out of China and Asia, in terms of end demand, and obviously, theirstrength from the work from home drivers and the consumer markets that you've mentioned. Some of those -- just some questions that were askedearlier, the sustainability of that demand in the work from home environment might be something that we can debate. But I imagine if you'retaking steps to build inventory, you may see some strength in other markets in Asia that might lend you to do that. So, if you could just talk aboutthe demand environment in Asia, I would really appreciate it. Thank you.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Okay. Maybe just -- you have several questions, so let me just answer one by one. And then if I forget to answer something else, you can repeat it.From the working at home effect to the operation, fortunately, most of our operation is in China and Taiwan. And today, well, even in Europe allthe manufacturing do not really affected by by working from home. It's only engineer or not manufacturing type of people working from home.And from that point of view, most our people is in Asia. Now, Europe, yes, they're affected by working from home. And U.S., yes. But fortunately ismajority of our non-manufacturing worker still coming from Taiwan and China, and they are allowed to travel and allowed -- just they're limitedby customer meetings. That does affect it because alot of customer still do not want them to see face to face. But fortunately, most of our peoplehave been working with the customer for a long time. So, they're communicating by pick up the phone, by knowing our product. So we really don'tsee that much effect by the working from home. Then the second question is -- what is the other one?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Maybe let me address market segments in Asia. I think that's really your second question, right. So in Asia, definitely we've seen really good, strongrecovery momentum, and especially, we talk a little bit about consumer and PC market already. In the communication market, for example, thesmartphone and the 5G is definitely going to drive some of the momentum in Q3. So we expect this segment will be seeing good growth. And

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

then for the automotive market, we're also seeing strong momentum recovering in Asia, especially in China. We also believe industrial, we've seensome of the signs for improvement as well. So that's pretty much in Asia. I think for North America and in Europe, that we have the mandate ofshelter in place, and also a lot of factory shutdown. But we're also seeing some, especially in the automotive area, some of the factories slowlyrecover, even if not to the full capacity, but we definitely see an improvement in that area as well.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Got it. Thank you both for the time. That was really helpful. I guess as a follow-up question on my side, Brett Whitmire, I did want to go back togross margin. If you guys are ramping up inventory here in the nearer term, might that utilization increase come through in some increase to thegross margin in the fourth quarter and into next year? And just how do we think about the pace of that expansion that we should model over thenext few quarters? Thank you.

Brett R. Whitmire - Diodes Incorporated - CFO

Well, I think in terms of what we've been saying on that would be that we expected a steady increase as we go from second to third quarter, andthat's what we're projecting on that. I think the verdict is still out in terms of transition of third to fourth and into next year on the top line, andgenerally, the gross margin will track that pretty closely because we've gotten -- like I said, we're still seeing good strength in the pricing for ourproducts, and really, it's a reflection of the overall utilization in the factories. And so, I think that's how I would look at it in terms of how the marginswill track against the revenue stream.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Well, and additional is product mix because if you look at our automotive and industrial, when we get to the peak last year, we are running almost35% of our revenue in industrial and automotive. Now, this quarter or second quarter, it went down because automotive and industrial go down.But we believe now, starting from third quarter, automotive, industrial, gradually picking up and like Emily just mentioned to you, if they aregradually picking up, then that portion of the gross margin will be increased. And so, our overall margin should continue to increase. So two factors.One is the product mix, one is the loading factor. And if we assume -- because we don't know yet, assume in 4Q seasonality, you might slow downdue to seasonality. But that's just history, not necessarily what we're going to see this year. But if even that, then we're hoping the product mixportion, automotive and industrial, will continue, then we're hoping we can continue to improve the gross margin.

Matthew D. Ramsay - Cowen and Company, LLC, Research Division - MD & Senior Technology Analyst

Very clear. Thank you both.

Operator

Thank you. (Operator Instructions) I show our next question comes from the line of Tristan Gerra from Baird. Please go ahead.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Hi, good afternoon.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Hi. It's Tristan?

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Yes. Can you hear me?

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Yes.

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Yes.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Hi. Given your commentary that distributor inventories are expected to be within a normal range in Q3, should we assume that the point of salethat you see at your distributors is going to be pretty much in line with the revenue guidance that you provided sequentially? Or is that numbergoing to be little bit different?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Well, I mean, we -- Tristan, this is Emily. So, we definitely see a really good momentum for the second quarter on the POS, especially from Asia. SoI talk about 15% quarter-over-quarter growth, more than 15%. So we do expect, Q3, we should continue the growth momentum. And part of thePOS estimate is into part of our guidance, and that's the reason we are actually guided more than 5% for Q3.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Okay. And is the ramp in the automotive for Pericom products pretty recent? Because I know that designs cycles are pretty long. And is that goingto be a positive mix catalyst for next year as well? Just trying to look at the duration of that, which is more recent than data center, and the impacton mix. And also ramp, is that incremental content to those Pericom products in the automotive, or is that really share gain versus other suppliers?And if that's the case, then what drove Pericom to actually get the design wins?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

All Right. So let me address that question. So the design win momentum has been really strong, and you're absolutely right. Design cycle is quitelong in the automotive. This is really driven by some of the past effort, like I said, throughout few years. So most of this stuff is actually our newgeneration of the design and some of the content also are new additional content that we are excited. I think I talked about it -- talking about thenext-generation ADAS or telematic topology change, and that's really driven some of the new Pericom content and additional Diodes content intothe pipeline.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

If you look at our overall automotive business, even the market slowed down 30% to 40%. If you look at our 1Q to 2Q revenue, automotive revenue,we are only down about 6%. So you can see this is what the -- the benefit we have is from long-time design win opportunities.

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.

AUGUST 06, 2020 / 9:00PM, DIOD.OQ - Q2 2020 Diodes Inc Earnings Call

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Really, on the content expansion right.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

So that's really incremental in terms of content expansion as opposed to market share shift?

Emily Yang - Diodes Incorporated - VP of Worldwide Sales & Marketing

Right. We always focus on the new applications and the new functions and features. That's really the new strategy carried through Diodes for thelast few years. A focus on the total solution and the value-add to the customers.

Tristan Gerra - Robert W. Baird & Co. Incorporated, Research Division - MD & Senior Research Analyst

Great, thank you very much.

Operator

Thank you. I show no further questions in the queue. At this time, I'd like to turn the call back to Dr. Keh-Shaw Lu, President and CEO, for closingremarks.

Keh-Shew Lu - Diodes Incorporated - CEO, President & Chairman

Thank you for your participation on today's call. We're looking forward to providing an update on our business next quarters. Operator, you maynow disconnect.

Operator

Thank you. Ladies and gentlemen, thank you for attending today's conference. This concludes the program. You may all disconnect.

D I S C L A I M E R

Refinitiv reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based uponcurrent expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are morespecifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of theassumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION,THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES REFINITIV OR THE APPLICABLE COMPANY ASSUME ANYRESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLECOMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2020, Refinitiv. All Rights Reserved.

13276617-2020-08-10T14:40:56.837

REFINITIV STREETEVENTS | www.refinitiv.com | Contact Us

©2020 Refinitiv. All rights reserved. Republication or redistribution of Refinitiv content, including by framing or similar means, is prohibited without the prior writtenconsent of Refinitiv. 'Refinitiv' and the Refinitiv logo are registered trademarks of Refinitiv and its affiliated companies.